EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as December 15, 2007 by and between Unico American Corporation (“Company”) and Lester A. Aaron (“Emp1oyee”) with reference to the following facts:

A. Company is engaged in the business of insurance and related operations. Employee will primarily perform the job duties at the following location: 23251 Mulholland Drive, Woodland Hills, California.
B. Company desires to have the services of Employee.
C. Employee is willing to be employed by Company.

Therefore, the parties agree as follows:

1.   EMPLOYMENT.   Company shall employ Employee as Treasurer and Chief Financial Officer of Company.  Employee shall provide to Company the following services; Duties as needed including day to day management of the funds and accounts of the Company and its subsidiaries; and serve as Treasurer and Chief Financial Officer or other officer of all Company subsidiaries, as required by Company.  Employee accepts and agrees to such employment, and agrees to be subject to the general supervision, advice and direction of Company by Company’s Board of Directors.  This Employment Agreement supersedes all prior Employment Agreements between the parties hereto.

2.   BEST EFFORTS OF EMPLOYEE.   Employee agrees to perform faithfully, industriously, and to the best of Employee’s ability, experience, and talents, all of the duties that may be required by the terms of this Agreement.  Under no circumstances shall Employee be obligated without his consent to relocate his residence in order to render the services or, except for occasional business trips, to perform his duties outside of the Woodland Hills, California area.

3.   COMPENSATION OF EMPLOYEE.

3.1   Salary.  As compensation for the services provided by Employee under this Agreement, Company will pay Employee an annual salary of no less than $199,500 payable in accordance with Company’s usual payroll procedures.  The annual salary shall be subject to increase from time to time at the discretion of the Board of Directors of Company.

3.2           Bonus.  The Company shall pay to the Employee a bonus (the “Mandatory Bonus”) on or before December 31 of each year, provided that the consolidated net income of the Company (prior to deductions for income taxes and current Mandatory Bonuses paid to all executive officers of Company, including Employee but including deductions for discretionary bonuses paid to all employees) for the most recent four (4) fiscal quarters ending prior to such payment date is equal to or greater than $4,000,000 (the “Net Income Goal”).  The amount of the Mandatory Bonus shall be in an amount determined by the Board of Directors, in its discretion, but shall not be less than $49,500 less any amounts paid to Employee as a discretionary bonus since the immediately preceding January 1.

Nothing herein shall prevent the Board of Directors from electing, in its discretion, to grant a discretionary bonus to the Employee, in such amount as may be determined by the Board of Directors in the event the Net Income Goal is not met.  Notwithstanding the foregoing, if the Employee’s Agreement is terminated by the Company other than for Cause or by Employee on account of a breach of this Agreement by the Company, the Employee will be entitled for the remainder of the term of this Agreement (without giving effect to the termination) to the minimum Mandatory Bonus amount of $49,500 regardless of whether the Net Income Goal is attained.

3.3.   Upon Termination by Company for Cause or By Employee for other than Breach by Company.   Upon termination of this Agreement by Company for Cause or by the Employee for other than a breach of this Agreement by Company, payments under this Section 3 shall cease; provided, however, that Employee shall be entitled to payments of accrued but unpaid salary and vacation for periods or partial periods that occurred prior to the date of termination.

3.4.   Upon Termination Without Cause or Breach by Company.   Upon termination of this Agreement by Company without Cause or by Employee on account of a breach of this Agreement by Company and the execution of a general release of the Company by the Employee to the reasonable satisfaction of the Company, except as provided in Section 3.6 hereof, (a) Employee shall be entitled to immediate payment in full of his salary for the remainder of the term of this Agreement, without discount or mitigation, (b) Employee shall be entitled to his Mandatory Bonus paid as and when provided herein for the remainder of the term of this Agreement (without giving effect to the termination) and (c) Employee shall be entitled to his benefits for the remainder of the term of this Agreement (without giving effect to the termination) as described in Section 5.

3.5.   Accrued Vacation.   Accrued but unpaid vacation will be paid in accordance with the laws of the State of California and Company’s customary procedures.

3.6.   Limitation On Payments.   Notwithstanding the foregoing, in the event that it is determined that the aggregate value of payment or distribution by the Company to Employee pursuant to this Agreement whether paid or payable (a “Payment”) constitutes an “excess parachute payment” as defined in Section 280G(b) of the Internal Revenue Code of 1986, as amended (the “Code”) subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the aggregate present value of the Payment shall be reduced to an amount expressed in a present value without causing any Payment to be subject to the limitation of deduction under Section 280G of the Code.  In the event any portion of the amounts payable is reduced pursuant to this Section 3.6, the Employee and the Company shall mutually agree on the type of payment that will be reduced.  If the Employee and the Company are unable to reach an agreement as to the type of payments to be reduced, all payments to the Employee shall be reduced proportionately to achieve the necessary reduction. All determinations made pursuant to this Section 3.6 shall be made by the Company’s independent accounting firm, in their reasonable discretion in consultation with the Employee’s accountants.

3.7.   Compliance with Section 409A.   Notwithstanding any other provision of this Agreement, to the extent that (a) any payment pursuant to this Agreement is treated as nonqualified deferred compensation pursuant to Section 409A of the Code and (b) Employee is a “specified employee” pursuant to Section 409A (2) (B) of the Code, then the amount of such payment that is payable to Employee during the first 6 months following Employee’s termination of employment shall not exceed the lesser of (i) 2 times Employee’s salary or (ii) 2 times the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which such termination occurred.  Except for the amounts described in the preceding sentence, any amount otherwise due and payable to the Employee during the first six months after the Employee’s termination of employment shall be paid as soon as administratively practicable following the 6 month anniversary of the Employee’s termination of employment, but in no event later than the next regularly scheduled payroll period following such 6 month anniversary, in accordance with the Company’s typical payroll practices.

4.   EXPENSE REIMBURSEMENT.   Company will reimburse Employee for “out-of-pocket” expenses incurred by Employee in accordance with Company’s policies in effect from time to time.

5.   BENEFITS.   Employee shall be entitled to employment benefits, including holidays, personal leave, sick leave, vacation, health insurance, disability insurance, life insurance, and pension plan as provided by Company’s policies in effect from time to time. These benefits shall cease upon the effective date of termination of employment provided that this Agreement is terminated by Company for Cause or by Employee for other than a breach of this Agreement by Company.  Upon termination of this Agreement by Company without Cause or by the Employee on account of a breach of this Agreement by Company, subject to the limitation described in Section 3.6, these benefits shall continue to be provided by Company to Employee for the remaining term of this Agreement (without giving effect to the termination).  Notwithstanding the foregoing, disability insurance shall be an amount sufficient to provide compensation to Employee, if disabled, equal to 70% of the compensation that Employee would be entitled pursuant to Sections 3.1.   Further, during the term of this Agreement, the benefits hereunder shall not be reduced from those provided to Employee as of December 15, 2007.

6.   TERM/TERMINATION.   Employee’s employment under this Agreement shall be for a term beginning on December 15, 2007 and ending December 31, 2010.  Notwithstanding the foregoing, this Agreement may be terminated at any time by Company for Cause or by Employee for other than breach of this Agreement by the Company upon thirty days written notice. This Agreement may also be terminated by Company without Cause upon thirty days written notice or by the Employee at any time on account of the breach of this Agreement by Company; however, in either of such events, subject to the limitation described in Section 3.6, the Company shall pay Employee, as and in the manner provided in Section 3.4, all salary, bonuses and benefits as provided herein for the remainder of the term of this Agreement.

7.   CAUSE OR BREACH BY THE COMPANY.   The term “Cause” as used in this Agreement shall mean (i) chronic alcoholism or drug addiction, (ii) fraud, (iii) unlawful appropriation of any money or other assets or properties of the Company or any affiliate of the Company, (iv) a material breach by the Employee of the terms of this Agreement which is not cured within ten (10) days after Company has given Employee written notice describing such material breach with particularity, (v) the conviction of the Employee of any felony involving moral turpitude or other serious crime involving moral turpitude, (vi) the Employee’s gross moral turpitude relevant to his office or employment with the Company or any affiliate of the Company, and (vii) the Employee’s willful engagement in misconduct which is demonstrably and materially injurious to the Company and its subsidiaries taken as a whole.  No act, or failure to act, on the part of the Employee shall be considered “willful” unless done, or omitted to be done, by the Employee not in good faith and without a reasonable belief that the action or omission was in the best interests of the Company and its subsidiaries.  The Company shall be in breach of this Agreement if there is a material breach by the Company of the terms of this Agreement which is not cured within ten (10) days after Employee has given Company written notice describing such material breach with particularity.

8.   TERMINATION FOR DISABILITY OR DEATH.   Company shall have the option to terminate this Agreement, if Employee becomes permanently disabled and is no longer able to perform the essential functions of his position with reasonable accommodation, provided that Company has provided the disability insurance benefit described in Section 5.   Company shall exercise this option by giving sixty days prior written notice of such termination to Employee.  This Agreement shall terminate on the death of Employee.  A termination of this Agreement pursuant to this Section 8 shall not be deemed a termination by Company of this Agreement without Cause.

9.   INDEMNIFICATION. To the fullest extent permitted under the law, the Company shall indemnify the Employee, if the Employee is made a party, or threatened to be made a party, to any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Employee is or was an employee, officer or director of the Company or any affiliate of the Company, in which capacity the Employee is or was serving the Company, against any and all liabilities, costs, expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding.  In the case of any claim being made, Company shall advance reasonable costs of defense (including reasonable attorneys’ fees) provided that Employee agrees to repay such advances if it is finally determined that Employee was not entitled to indemnification with respect to such claim. This Section shall not limit in any way the Employee’s rights under any agreement relating specifically to indemnification.  This section shall survive the termination or expiration of this Agreement.

10.   CONFIDENTIALITY. Employee recognizes that he has and will have information regarding matters such as trade secrets, customer lists, product design, and other vital information (collectively, “Information”) which are valuable, special, and unique assets of Company.  Employee agrees that he will not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of Company (which consent may not be signed by Employee on Company’s behalf.  Employee will protect the Information and treat it as strictly confidential.  A violation by Employee of this paragraph shall be a material breach of this Agreement and will justify legal and/or equitable relief.  This section shall survive the termination or expiration of this Agreement.

11.   RETURN OF PROPERTY.   Upon termination of his employment, Employee shall deliver to Company all property which is Company’s property or related to Company’s business (including keys, records, notes, data, memoranda, models, and equipment) that is in Employee’s possession or under Employee’s control.  Such obligation shall be governed by any separate confidentiality or proprietary rights agreement signed by Employee.  This section shall survive the termination or expiration of this Agreement.

12.   NOTICES.   All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or on the third day after being deposited in the United States mail, postage paid, addressed as follows:

Company:

Unico American Corporation
Erwin Cheldin, President
23251 Mulholland Drive
Woodland Hills, California 91364

Employee:

Lester A. Aaron
23251 Mulholland Drive
Woodland Hills, California 91364

Such addresses may be changed from time to time by either party by providing written notice in the manner set forth above.

13.   ENTIRE AGREEMENT.   This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

14.   AMENDMENT.   This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

15.   SEVERABILITY.   If any provisions of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

16.   WAIVER OF CONTRACTUAL RIGHT.   The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

17.   COUNTERPARTS.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.   HEADINGS.   The headings in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

19.   APPLICABLE LAW.   This Agreement shall be governed by the laws of the State of California.

COMPANY:
Unico American Corporation

By_/s/  Erwin Cheldin               Date:   March 17, 2008
Erwin Cheldin, President

EMPLOYEE:

/s/  Lester A. Aaron                  Date:  March 17, 2008
Lester A. Aaron